EXHIBIT 99.1
NEWS RELEASE
CENTRACORE PROPERTIES TRUST SIGNS DEFINITIVE MERGER AGREEMENT
TO BE ACQUIRED BY THE GEO GROUP FOR $32.00 PER SHARE
Palm Beach Gardens, Fla. — September 20, 2006 — CentraCore Properties Trust (“CPT” or the Company) (NYSE: CPV), a real estate investment trust (REIT), today announced the signing of a definitive merger agreement to be acquired by a wholly-owned subsidiary of The GEO Group, Inc. (“GEO”).
Under the terms of the agreement, holders of CPT’s common stock will receive $32.00 per share in cash upon the closing of the merger, plus a pro-rated dividend for the quarter in which the merger is effected through the closing date. The per share purchase price represents a 13% premium over CPT’s closing share price on September 19, 2006, and a 14% premium over the prior 30-day average share price. The total consideration to be paid to holders of CPT common stock under the agreement is approximately $356.1 million and the total transaction value is approximately $396.1 million, which includes estimated indebtedness at the time of closing to be assumed or repaid.
Completion of the transaction, which is currently expected to occur either late in 2006 or in the first quarter of 2007, is subject to approval by the Company’s stockholders and certain other customary closing conditions. The transaction is not subject to any financing conditions.
Charles R. Jones, President, Chief Executive Officer and Trustee of CPT stated, “The CPT board of trustees has unanimously approved this transaction and will recommend its approval to our stockholders. This transaction demonstrates the value inherent in our business model and we firmly believe that it is in the best interest of CPT’s stockholders.”
Citigroup Corporate and Investment Banking acted as CPT’s exclusive financial advisor in connection with the proposed transaction and Goodwin Procter LLP provided legal advice. Lehman Brothers acted as GEO’s exclusive financial advisor and Akerman Senterfitt provided legal advice.
About CentraCore Properties Trust
CentraCore Properties Trust, based in Palm Beach Gardens, Fla., was formed in February 1998 to capitalize on the growing trend toward privatization in the corrections industry. CPT has expanded its scope to include essential real estate projects outside the corrections sector, including mental health and higher education facilities. CPT is dedicated to ownership of properties under long-term, triple-net leases, which minimizes occupancy risk and development risk. CPT currently owns 13 correctional facilities in nine states, all of which are leased, with an aggregate completed design capacity of 8,071 beds.
About The GEO Group, Inc.
The GEO Group, Inc. is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United

Kingdom. GEO’s worldwide operations include 62 correctional and residential treatment facilities with a total design capacity of approximately 52,000 beds.
Additional Information About the Merger and Where to Find It
In connection with the proposed merger, CPT will file a proxy statement and other relevant documents with the Securities and Exchange Commission (the “SEC”). CPT URGES SHAREHOLDERS TO REVIEW THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC RELATED TO THE PROPOSED MERGER CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CPT, GEO, THE PROPOSED MERGER AND RELATED MATTERS.
The proxy statement and other documents to be filed with the SEC by CPT will be available without charge on the SEC’s web site at www.sec.gov. A free copy of these documents may also be obtained from CPT’s Investor Relations at the address set forth above. Shareholders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.
The officers and trustees of CPT have interests in the proposed merger, some of which may differ from, or may be in addition to, those of CPT’s stockholders generally. In addition, CPT, its officers, trustees and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of CPT related to the proposed merger. Information about the officers and trustees of CPT and the number of CPT common shares beneficially owned by such persons was set forth in the proxy statement for CPT’s 2006 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 4, 2006. Shareholders may obtain additional information regarding the direct and indirect interests in CPT of the respective officers and trustees of CPT and GEO by reading the proxy statement regarding the merger when it becomes available.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are qualified in their entirety by cautionary statements and risk factors disclosure contained in certain of the Company’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that the Company files from time to time with the Securities and Exchange Commission. Such filings include the Company’s Form 10-K for the fiscal year ended December 31, 2005 and subsequent periodic reports. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
Contact: CentraCore Properties Trust Shareholder Services (561) 630-6336, or access Company information at www.CentraCorePropertiesTrust.com.

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